UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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METHODE ELECTRONICS, INC.
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METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 15, 2021
To our Stockholders:
The 2021 Annual Meeting of Stockholders of Methode Electronics, Inc. (“Methode” or the “Company”) will be held on Wednesday, September 15, 2021 at 11:00 a.m., Central Daylight Time. The 2021 Annual Meeting will be a virtual meeting conducted via live webcast. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2021 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.
At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:
1.
To elect each director nominee to hold office until the Company’s 2022 Annual Meeting of Stockholders or until such director’s earlier resignation, or a respective successor is duly elected and appointed;

2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2022;
3.	To approve, on a non-binding, advisory basis, the compensation of Methode’s named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 19, 2021, the record date, are entitled to notice of and to vote at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares via the internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting and stockholders who attend the Annual Meeting may withdraw their proxies and vote online at the Annual Meeting.
By Order of the Board of Directors,

Walter J. Aspatore Chairman
Chicago, Illinois
July 27, 2021
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on September 15, 2021
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card will be mailed to stockholders of record on July 19, 2021. Please visit the website www.proxyvote.com to view electronic versions of our Proxy Statement and our 2021 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.

METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 15, 2021
This proxy statement is being furnished by and on behalf of the Board of Directors of Methode Electronics, Inc. (“Methode” or the “Company”), in connection with the solicitation of proxies to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The 2021 Annual Meeting will be a virtual meeting conducted via live webcast.
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card was mailed to stockholders of record on July 19, 2021. Please visit the website www.proxyvote.com to view electronic versions of this proxy statement and our 2021 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 11:00 a.m., Central Daylight Time, on Wednesday, September 15, 2021. The Annual Meeting will be a virtual meeting via live webcast on the internet.
Who can vote at, and participate in, the Annual Meeting?
Holders of record of our common stock as of the close of business on July 19, 2021, the record date, are the only stockholders who are entitled to vote at, and participate in, the Annual Meeting. On that date, there were 38,194,209 shares of Methode common stock outstanding.
How can I vote my shares at, and participate in, the Annual Meeting?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2021 and entering the 16-digit control number included in the Notice and Access Card, on your proxy card or in the instructions that accompanied your proxy materials.
If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending the Annual Meeting, please follow the instructions for internet or telephone voting on the Notice and Access Card. You will need the 16-digit control number included on your Notice and Access Card to authorize a proxy to vote your shares via the internet or by telephone. You can authorize a proxy to vote your shares at any time prior to 10:59 p.m., Central Daylight Time, on September 14, 2021, the day before the Annual Meeting. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

How many votes do I have?
Each share of Methode common stock that you own entitles you to one vote.
What am I voting on at the Annual Meeting?
At the Annual Meeting, stockholders are being asked to consider and vote on the following three proposals:
•
Proposal 1: The election of twelve directors, each to hold office until the Company’s 2022 Annual Meeting of Stockholders or until any such director’s earlier resignation, or until his or her successor is duly elected and qualified;

•	Proposal 2: The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2022; and
•	Proposal 3: Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement (the “Say-on-Pay Proposal”).
How does the Board recommend I vote on the proposals?
The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director (Proposal 1), “FOR” the ratification of EY as our independent registered public accounting firm (Proposal 2) and “FOR” the Say-on-Pay Proposal (Proposal 3).
If you submit a proxy without indicating your vote on any matter, the designated proxies will vote in favor of all three proposals.
How many votes are needed to approve each of the proposals?
On each proposal, stockholders may vote (1) “for,” (2) “against,” or (3) “abstain” from voting. The affirmative vote of a majority of the voting power present in person or represented by proxy at the Annual Meeting is required to approve each proposal. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy with respect to the election of directors (Proposal 1) and the Say-on-Pay Proposal (Proposal 3). Abstentions will be considered as present but will not be considered as votes in favor of any proposal. Consequently, abstentions have the effect of voting against all proposals, while broker non-votes have no effect as to voting for or against Proposal 1 or Proposal 3.
What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter and your shares may be voted on such proposal if they are held in the name of a brokerage firm even if you do not provide voting instructions. The other proposals being considered and voted on at the Annual Meeting are “non-routine” matters for which brokers may not vote absent voting instructions from the beneficial owner.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be considered present for the purpose of determining whether we have a quorum.
What if other matters come up at the Annual Meeting?
At the time the Notice and Access Cards were mailed to our stockholders, we were not aware of any matters to be properly presented at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting, and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named as proxies will have the discretion to vote on those matters for you.

Can I revoke my proxy after I authorize a proxy to vote my shares?
Yes. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. You may also revoke your proxy by submitting a later dated and properly executed proxy (including by means of the telephone or internet) or by voting at the Annual Meeting. New paper proxy cards should be sent to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date.
Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Under the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials to our stockholders by providing access to such documents on the internet instead of mailing printed copies. The Notice and Access Card mailed to our stockholders provides instructions regarding how to access and review all the proxy materials on the internet. The Notice and Access Card also instructs you as to how you may authorize a proxy to vote your shares via the internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access Card.
How can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
Who pays for this proxy solicitation?
Methode will pay for this proxy solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail or in person. No additional compensation will be paid to directors, officers and other regular employees for such services. We have retained the services of Alliance Advisors, LLC (“Alliance”) to serve as our proxy solicitor in connection with the Annual Meeting. Alliance may assist us in soliciting proxies by telephone, email and by other means, and we expect to pay Alliance a fee of $20,000, plus reasonable expenses.
What is “householding” and how does it affect me?
We are sending only one copy of our Notice and Access Card and, if applicable, our proxy materials, to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice is known as “householding.” Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like additional copies of our Notice and Access Card and proxy materials, if you would like to participate in householding or if you would like to opt out of householding, please contact us at: 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Corporate Secretary, or telephonically at 708-867-6777.

CORPORATE GOVERNANCE
We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders.
Director Independence
Our Nominating and Governance Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our nominees for director meets the applicable independence standards of the SEC and the NYSE. The Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.
In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the NYSE.
Board Committees
The following chart sets forth the membership, principal functions and number of meetings held in fiscal 2021 for each of our Board Committees.
Committee	Members	Principal Functions		Number of Meetings in Fiscal 2021
Audit	Mary A. Lindsey (Chair) Therese M. Bobek Angelo V. Pantaleo Mark D. Schwabero Lawrence B. Skatoff	•	Oversees accounting and financial reporting processes, and audits of financial statements.	14
		•	Monitors performance of internal audit function and our system of internal controls.
•
Monitors performance, qualifications and independence of our independent registered public accounting firm, makes decisions regarding the retention, termination and compensation of such firm and approves related services.

		•	Monitors compliance with legal and regulatory requirements pertaining to financial statements.
		•	Reviews our financial press releases and certain SEC filings.
•
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and discusses guidelines and policies by which risk assessment and risk management is undertaken.

		•	If applicable, reviews related party transactions and potential conflict of interest situations.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2021
Compensation	Bruce K. Crowther (Chair) Walter J. Aspatore Brian J. Cadwallader Darren M. Dawson	•	Oversees our executive compensation policies and plans.	9
		•	Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers.
		•	Approves grants under our stock plan.
		•	Makes decisions regarding the retention, compensation and termination of any Committee compensation consultant, and monitors their independence.
		•	Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.
Nominating and Governance	Brian J. Cadwallader (Chair) Walter J. Aspatore Therese M. Bobek Mark D. Schwabero Lawrence B. Skatoff	•	Recommends director candidates for election to our Board.	4
		•	Recommends Board committee assignments.
		•	Recommends compensation and benefits for directors.
		•	Oversees our Enterprise Risk Management (ERM) program.
		•	Reviews succession planning for our executive officers.
		•	Oversees our Environmental, Social and Governance (ESG) program.
		•	Reviews and recommends revisions to our Corporate Governance Guidelines.
		•	Oversees an annual evaluation by the independent directors of the performance of the CEO.
		•	Conducts an annual assessment of Board and committee performance
Technology	Darren M. Dawson (Chair) David P. Blom Janie Goddard Angelo V. Pantaleo	•	Reviews with management our technology assets and future needs.	4
		•	Reviews technology research and development activities and possible acquisitions of technology.
Medical Products	David P. Blom (Chair) Bruce K. Crowther Donald W. Duda Janie Goddard Mary A. Lindsey	•	Reviews with management our business strategies for developing and marketing our medical device products.	6
		•	Evaluates industry and market trends that may affect our medical device business.

If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct. We do not have a separate written policy regarding related party transactions and potential conflict of interest situations. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors would consider the rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors.
During fiscal 2021, our Board of Directors held six meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and stockholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.
Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.
Our committees operate pursuant to charters adopted by the Board. Our committee charters and our Corporate Governance Guidelines are available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
Board Leadership Structure, Evaluations, Risk Oversight and Compensation Policy Risks
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
The Nominating and Governance Committee oversees the annual Board and committee evaluation process. Each year, our independent directors complete a written evaluation which focuses on Board practices, processes and skills, and seeks input on opportunities for improvement. To protect the directors’ anonymity and the integrity of the process, outside legal counsel reviews the completed evaluations and compiles the responses into a written report, which is then distributed to, and discussed by, the Nominating and Governance Committee and the full Board.
Our Board of Directors oversees Methode’s risk management practices. Our Board and committees review information regarding Methode’s markets, competition and financial risks, as well as risks associated with Methode’s operations throughout the world. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures and reviews the process by which risk is managed and assessed. Our Audit Committee also reviews the Company’s cybersecurity and information technology practices and policies and is briefed quarterly by management. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. Our Nominating and Governance Committee oversees the Company’s Enterprise Risk Management (ERM) program. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees.
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode. The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.
Nominating Process of the Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board, including racial and gender diversity. The Committee seeks an appropriate balance between newer directors and longer-serving directors. While the Nominating and Governance Committee charter and our Corporate

Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.
The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees. We believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the potential for overboarding to compromise the ability of these directors to effectively serve on our Board and Committees. Our Corporate Governance Guidelines limit each director’s service on the boards of public companies to no more than three other boards. Our Audit Committee Charter limits each member’s service on audit committees of public companies to no more than two other audit committees, unless approved by the Board.
The Committee has adopted a process for identifying new director candidates. Recommendations may be received by the Committee from various sources, including directors and Company contacts. The Committee uses a search firm to assist with the independent director recruitment process and has sole authority to retain and terminate any such search firm and approve the search firm’s fees.
The Committee will also consider suggestions from our stockholders. Stockholders may recommend candidates at any time, but the Committee requires recommendations for election at our Annual Meeting to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement from the previous year’s Annual Meeting. The written notice must include (i) the name, age, address and principal occupation or employment of the proposed nominee, (ii) the number of shares of our common stock owned by such nominee, (iii) a statement that the nominee is willing to be nominated, and (iv) any other information required in a proxy statement under the SEC’s rules. Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Any recommendations from stockholders will be evaluated in the same manner that potential nominees suggested by directors or Company contacts are evaluated. Information regarding the requirements to nominate a director at our 2021 Annual Meeting is set forth below under “Other Information – Stockholder Proposals and Director Nominations.”
Corporate Responsibility
The Company is committed to being a responsible steward to the environment, its employees, and the communities in which it operates and conducting its operations in an ethical manner with honesty and integrity. In fiscal 2021, we moved to expand our Environmental, Social and Governance (ESG) efforts by developing a more integrated ESG program under the oversight of our Nominating and Governance Committee. As we move forward on our ESG journey, we intend to regularly evaluate our ESG program and focus on the areas that are most important to our business and our stakeholders and where we can have the greatest impact. Below are some of our key ESG initiatives.
Environmental. The Company practices responsible environmental management to protect its employees, customers, communities, and the environment. We are dedicated to pursuing environmental and socially sustainable practices through initiatives such as utilizing reusable shipping containers, material recycling and reuse, and vertically integrated manufacturing to reduce logistics. We are attentive to climate change concerns and several of our new business development efforts are focused on electric and hybrid vehicles and LED lighting solutions. The Company adheres to the latest standards in our industries for quality, safety and manufacturing processes. All of our manufacturing facilities are certified to the ISO 14001 environmental management standard. Additionally, the Company was awarded the Supplier Quality Excellence Award by General Motors and the Q1 Preferred Quality Status Award by Ford Motor Company in 2019.
Social. The Company takes pride in its relationships with its employees, suppliers, and customers and the communities in which it operates.
Diversity and Inclusion. As highlighted in our Diversity & Inclusion Statement, we believe that diversity and inclusion are business imperatives that will enable us to build and empower our future workforce. We strive to maintain a diverse and inclusive workforce that reflects our global customer base and the communities that we serve. We also strive for diversity in leadership, which has the power to drive innovation and to encompass a wide variety of perspectives in company decision-making. We recently added a female director to our Board for a total of three female Directors, and we have one female executive officer.

Values and Ethics. Our corporate culture is committed to doing business with integrity, teamwork, and performance excellence. Our core values include innovation, continuous improvement and passion. All of our salaried employees and directors are required to review and certify our Code of Conduct each year. Our Code of Conduct addresses topics such as anti-corruption, discrimination, harassment, privacy, appropriate use of company assets, protecting confidential information, and reporting violations anonymously. In addition, our U.S. employees participate in annual training on preventing, identifying, reporting, and stopping any type of unlawful discrimination or other unethical actions and we offer an employee hotline for reporting violations.
Health and Safety. The success of our business is fundamentally connected to the well-being of our employees. We maintain a work environment with a safety culture grounded on the premise of eliminating workplace incidents, risks, and hazards. We have created and implemented processes to help eliminate safety events and reduce their frequency and severity. Our employees are regularly trained on safety-related topics and we monitor our effectiveness at all of our global facilities. Additionally, we offer the Vitality Wellness Program to our full-time U.S. employees and their spouses. This program provides individualized health-enhancement plans, including online support programs for mental and behavioral health.
In the face of an everchanging global landscape, we consistently adapt our operations to prioritize employee safety. Since the onset of the COVID-19 pandemic, our management team has prioritized the health and safety of our employees and their families. The Company adopted numerous safety procedures at our 40 global facilities, including hygiene and disinfection protocols, testing and contact tracing, social distancing and wearing personal protective equipment (PPE). The Company implemented the sharing of best practices at its global facilities, resulting in effective and standardized safety guidelines and procedures.
Supply Chain Standards. The Company’s global supply chain management team seeks suppliers who will maintain the Company’s ethical business values. The Company has adopted a Supplier Code of Conduct, which includes topics such as anti-corruption, discrimination, health and safety, protecting confidential information, and legal compliance, and references our Conflicts Mineral Policy.
Governance. We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders. Our corporate governance policies promote transparency, accountability and engagement, and include our Code of Business Conduct, Corporate Governance Guidelines and Anti-Corruption Policy. As highlighted above, we have strong corporate governance practices, including engaged independent directors and committee members, an independent Chairman of the Board and annual board and committee evaluations. Additionally, our Board is responsible for overall risk oversight of the Company, which includes certain environmental, social, supply chain, cybersecurity and other governance matters.
Communications with Directors
The Annual Meeting provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All our directors attended the 2020 Annual Meeting. We anticipate that all our directors will attend the 2021 Annual Meeting.
In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.
Stockholder Engagement
We believe that effective corporate governance should include engagement with our stockholders through investor conferences, non-deal roadshows, meetings and phone calls. In response to the COVID-19 pandemic, we successfully shifted our stockholder engagement efforts to virtual forums. We believe that regular engagement with our stockholders helps us to better understand stockholders’ views on a variety of topics, including our corporate governance practices.

Code of Business Conduct
Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The Code is available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.
Director Stock Ownership
Our Compensation Committee considers stock ownership by directors to be an important means of linking their interests with those of our stockholders. We maintain stock ownership guidelines for our directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors, subject to a phase-in period for new directors. All our directors were in compliance with our stock ownership guidelines for fiscal 2021, subject to the phase-in-period. Our Insider Trading Policy prohibits our directors from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, our directors are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

DIRECTOR COMPENSATION
We use a combination of cash and common stock to compensate our non-employee directors. For fiscal 2021, our non-employee directors received an annual cash retainer, meeting fees and an annual stock award with immediate vesting. Our Chairman, Vice Chairman, committee chairs and members of the Audit and Compensation Committees received additional cash retainers for their service in these capacities. In connection with the Company’s cost-cutting measures related to the COVID-19 pandemic, the retainers and meeting fees for our non-employee directors were reduced twenty percent (20%) for our first and second quarters of fiscal 2021.
The Nominating and Governance Committee oversees and makes recommendations to the Board regarding our non-employee director compensation program. Non-employee directors can defer receipt of all or a portion of their cash or equity compensation to our Deferred Compensation Plan.
Upon the recommendation of our Nominating and Governance Committee, the Board approved changes to our compensation program for non-employee directors for fiscal 2022. In reviewing our director compensation program, the Board considered peer and market data, as well as the advice and recommendations of Frederic W. Cook & Co., Inc., our independent compensation consultant.
The following table shows the non-employee director compensation elements and amounts for fiscal 2021 and fiscal 2022.
Compensation Component	Fiscal 2021 Amount	Fiscal 2022 Amount
Annual Cash Retainer	$52,000	$80,000
Additional Annual Chairman of the Board Cash Retainer	$30,000	$80,000
Additional Annual Vice Chairman of the Board Cash Retainer	$12,000	$12,000
Additional Annual Committee Chair Cash Retainer
• Audit Committee	$24,000	$24,000
• Compensation Committee	$24,000	$24,000
• Nominating and Governance Committee	$12,000	$12,000
• Technology Committee	$12,000	$12,000
• Medical Products Committee	$12,000	$12,000
Additional Annual Committee Member Cash Retainer
• Audit Committee	$10,000	$0
• Compensation Committee	$10,000	$0
Fee for Each Committee and Special Board Meeting	$1,000	$1,500
Annual Stock Grant	3,000 Shares	Shares valued at $140,000

The following table sets forth certain information regarding compensation earned by the non-employee directors who served during our fiscal year ended May 1, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Walter J. Aspatore	97,000	86,280	183,280
David P. Blom	62,800	86,280	149,080
Therese M. Bobek	78,400	86,280	164,680
Brian J. Cadwallader	77,400	86,280	163,680
Bruce K. Crowther	82,400	86,280	168,680
Darren M. Dawson	85,400	86,280	171,680
Janie Goddard(3)	7,500	0	7,500
Isabelle C. Goossen(3)	33,600	86,280	119,880
Mary A. Lindsey	86,200	86,280	172,480
Angelo V. Pantaleo	63,800	86,280	150,080
Mark D. Schwabero	65,600	86,280	151,880
Lawrence B. Skatoff	80,200	86,280	166,480
(1)
The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Details of the assumptions used in valuing these awards are set forth in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 1, 2021.

(2)	The amounts in the table above reflect the 20% reduction in the first and second quarters in connection with the Company’s cost-cutting measures related to the COVID-19 pandemic.
(3)	Ms. Goossen retired from the Board in September 2020 and Ms. Goddard was elected to the Board in March 2021.

SECURITY OWNERSHIP
Five Percent Stockholders
The following table sets forth information regarding all persons known by Methode as of July 19, 2021, to be the beneficial owners of more than 5% of Methode’s common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	6,036,730	16.1
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,828,459	10.2
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,032,885	5.4
(1)
Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 25, 2021. In the Schedule 13G/A, BlackRock, Inc. reported that, as a parent holding company, as of December 31, 2020, it had sole voting power with respect to 5,940,010 shares and sole dispositive power with respect to 6,036,730 shares. According to the Schedule 13G/A, the subsidiary BlackRock Fund Advisors beneficially owns 5% or greater of the Company’s outstanding shares.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 10, 2021. In the Schedule 13G/A, The Vanguard Group reported that, as of December 31, 2020, it had shared voting power with respect to 46,638 shares, sole dispositive power with respect to 3,748,382 shares and shared dispositive power with respect to 80,077 shares.

(3)
Information is based on a Schedule 13G/A filed with the SEC on February 12, 2021. In the Schedule 13G/A, Dimensional Fund Advisors LP reported that it is an investment advisor and, as of December 31, 2020, it had sole voting power with respect to 1,941,401 shares and sole dispositive power with respect to 2,032,885 shares.

Directors and Executive Officers
The following table sets forth information regarding our common stock beneficially owned as of July 19, 2021, by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Walter J. Aspatore	29,955(2)(3)	*
David P. Blom	5,955	*
Therese M. Bobek	5,955(3)	*
Brian J. Cadwallader	11,955(3)	*
Bruce K. Crowther	9,855(4)	*
Darren M. Dawson	12,955(3)	*
Donald W. Duda	830,055(5)	2.2
Janie Goddard	2,955	*
Mary A. Lindsey	5,955(3)	*
Angelo V. Pantaleo	5,955	*
Mark D. Schwabero	8,955(3)	*
Lawrence B. Skatoff	42,305(6)	*
Andrea J. Barry	66,023(7)	*
Joseph E. Khoury	292,420(8)	*
Kevin M. Martin	50,500(9)	*
Ronald L.G. Tsoumas	141,589(10)	*
All current directors and executive officers as a group (18 persons)	1,638,852(11)	4.3
*	Percentage represents less than 1% of the total shares of common stock outstanding.
(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.
(2)	Includes 27,000 shares held jointly with Mr. Aspatore’s wife.
(3)	Includes 2,955 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(4)	Shares are held in a trust pursuant to which Mr. Crowther shares voting and investment power with his wife.
(5)
Includes options to purchase 40,000 shares of common stock exercisable within 60 days, 195,055 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, 220,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance and 375,000 shares of performance-based restricted stock subject to forfeiture.

(6)	Shares are held in a trust pursuant to which Mr. Skatoff shares voting and investment power with his wife.
(7)	Includes 52,500 shares of performance-based restricted stock subject to forfeiture.
(8)
Includes options to purchase 12,000 shares of common stock exercisable within 60 days, 90,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Khoury in the event of termination from Methode under any circumstance and 144,000 shares of performance-based restricted stock subject to forfeiture.

(9)	Reflects shares of performance-based restricted stock subject to forfeiture.
(10)
Includes options to purchase 8,000 shares of common stock exercisable within 60 days, 42,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Tsoumas in the event of termination from Methode under any circumstance, 75,500 shares of performance-based restricted stock subject to forfeiture and 12,038 shares of common stock held in our 401(k) Plan.

(11)
Includes 27,000 shares held jointly, 52,160 shares held in trust with voting and investment power shared with a spouse, options to purchase 60,000 shares of common stock exercisable within 60 days, 577,055 shares of vested restricted stock units, 765,500 shares of performance-based restricted stock subject to forfeiture, 17,730 shares of phantom stock held in the Company’s Deferred Compensation Plan and 12,038 shares of common stock held in our 401(k) Plan.

PROPOSAL ONE
ELECTION OF DIRECTORS
A Board of twelve directors will be elected at the Annual Meeting. Each director will hold office until the next annual meeting of stockholders, or until any such director’s earlier resignation or until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any nominee is unwilling or unable to serve as a director, an event which our Board does not anticipate, shares represented by the proxies will be voted for the election of another nominee nominated by our Board upon the recommendation of our Nominating and Governance Committee, or the Board may reduce the size of the Board and the number of directors to be elected at the Annual Meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.
Walter J. Aspatore, Chairman
Director since 2008
Age 78
Mr. Aspatore has served as Chairman of our Board since 2012 and as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010. Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore also serves as Lead Director of Mackinac Financial Corporation, a bank holding company. Mr. Aspatore’s executive leadership experience, finance and M&A expertise and knowledge of the automotive industry bring valuable perspectives to our Board.
Lawrence B. Skatoff, Vice Chairman
Director since 2004
Age 81
Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc. Prior to joining BorgWarner, Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc. from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company. Mr. Skatoff’s executive experience and financial background bring valuable perspectives to our Board.
David P. Blom
Director since 2019
Age 66
Mr. Blom served as President and Chief Executive Officer of OhioHealth Corporation, a not-for-profit healthcare system, Ohio, from 2002 until his retirement in 2019. Mr. Blom serves as a director of Worthington Industries, Inc., an industrial manufacturing company. Mr. Blom’s extensive leadership experience as chief executive officer of a large healthcare system and healthcare industry expertise bring valuable perspectives to our Board.
Therese M. Bobek
Director since 2020
Age 60
Ms. Bobek served as an Assurance Partner of PricewaterhouseCoopers LLP (“PwC”) from 1997 until her retirement in 2018. Ms. Bobek most recently served in PwC’s national office where she directed a nationwide network of partners and managers supporting audit quality. Ms. Bobek has served as an Adjunct Lecturer in the Master of Accountancy Program at the University of Iowa's Tippie College of Business since 2018. Ms. Bobek also serves on the Boards of Trustees and the Audit Committees of the Northern Funds and Northern Institutional Funds. Ms. Bobek’s extensive leadership experience at a major professional services firm, as well as her experience with audit quality oversight, bring valuable perspectives to our Board.

Brian J. Cadwallader
Director since 2018
Age 62
Mr. Cadwallader served as Vice President, Corporate Secretary and General Counsel of Johnson Controls, Inc., a global diversified technology and industrial company, from 2014 to 2016. Prior thereto, Mr. Cadwallader served as Vice President and Assistant General Counsel of Johnson Controls from 2011 to 2014. Mr. Cadwallader served as Group Vice President and General Counsel of Johnson Controls’ Building Efficiency business from 2010 to 2011. Prior to joining Johnson Controls, Mr. Cadwallader served as Associate General Counsel and Assistant Secretary at International Paper Company. In addition to his other responsibilities, Mr. Cadwallader was responsible for international legal and regulatory affairs for Johnson Controls and International Paper for over 15 years. Mr. Cadwallader’s legal background with expertise in international operations, corporate governance, M&A and executive compensation brings valuable perspectives to our Board.
Bruce K. Crowther
Director since 2019
Age 69
Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, a not-for-profit healthcare system, from 1992 until his retirement in 2013. Prior thereto, Mr. Crowther served as Executive Vice President and Chief Operating Officer of Northwest Community Healthcare from 1989 to 1991. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association. Mr. Crowther serves on the Board, Audit Committee, and Compliance Committee (Chair) of NeoGenomics, Inc., a company specializing in cancer genetic testing and information services. In addition, Mr. Crowther serves on the Board, Compensation Committee (Chair), Executive Committee, Finance Committee, and Nominating and Corporate Governance Committee of Wintrust Financial Corporation, a financial services company. Mr. Crowther’s extensive executive and board leadership experiences and significant knowledge regarding the healthcare industry bring valuable perspectives to our Board.
Dr. Darren M. Dawson
Director since 2004
Age 58
Dr. Dawson has served as the President of The University of Alabama in Huntsville since 2019. Prior thereto, Dr. Dawson served as Dean of the College of Engineering of Kansas State University since 2014. From 1990 to 2014, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University. His research interests included nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards. Dr. Dawson’s leadership experience as president of a large university and engineering expertise bring valuable perspectives to our Board.
Donald W. Duda
Director since 2001
Age 66
Mr. Duda has served as our Chief Executive Officer since 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division. Mr. Duda’s understanding of Methode’s operations, philosophy and culture, and his demonstrated success and proven quality of leadership bring important perspectives to our Board.
Janie Goddard
Director since March 2021
Age 50
Ms. Goddard has served as a Divisional Chief Executive of the Environmental and Analysis Sector at Halma plc, a global group of technology companies, since April 2021 and as a Divisional Chief Executive of Halma’s Medical and Environmental Sector since November 2019. Before joining Halma, Ms. Goddard served as Divisional President of the Detection and Analysis Business Unit at Novanta Inc., a global supplier of core technology solutions, from 2016 to 2019, where she led a portfolio of solutions for medical device OEMs. Prior to Novanta, Ms. Goddard served in leadership roles at Welch Allyn (acquired by Hill-Rom), Covidien (acquired by Medtronic), and Johnson & Johnson. Ms. Goddard also serves on the Board, Audit Committee, Compensation Committee and Nominating Committee of ACON S2 Acquisition Corp., a special purpose acquisition corporation. Ms. Goddard’s background in international strategic marketing and product development brings valuable perspective to our Board.
Mary A. Lindsey
Director since 2020
Age 65
Ms. Lindsey served as Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals, from January 2016 until her retirement in 2019. In addition, Ms. Lindsey served as Senior Vice President since 2017 and Vice President-Tax from 2009 to 2016. Ms. Lindsey serves on the Board, Audit Committee (Chair), and Corporate Governance and Nominating Committee of Lindsay Corporation, a provider of water management and road infrastructure products and services. In addition, Ms. Lindsey serves on the Board and Audit Committee of Orion Engineered Carbons S.A., a supplier of carbon products. Ms. Lindsey’s experience as a chief financial officer of a publicly traded company and her financial and tax expertise bring valuable perspectives to our Board.
Angelo V. Pantaleo
Director since 2019
Age 61
Mr. Pantaleo has served as Chairman and Chief Executive Officer of Marmon Holdings, Inc., a Berkshire Hathaway company and global industrial organization, since 2019 and as President of Marmon since 2017. Prior thereto, Mr. Pantaleo served as Chairman and Chief Executive Officer of Duracell, a Berkshire Hathaway company and leading manufacturer of alkaline batteries, since 2014. Mr. Pantaleo’s significant strategic and operational leadership experience with a major global company, along with his extensive international experience, bring valuable perspectives to our Board.
Mark D. Schwabero
Director since 2019
Age 68
Mr. Schwabero served as Chairman, Chief Executive Officer and Director of Brunswick Corporation, a recreational marine products company, from 2016 until his retirement in 2018. Prior thereto, Mr. Schwabero served as President and Chief Operating Officer of Brunswick from 2014 to 2016 and as President of its Mercury Marine subsidiary from 2008 to 2014. Mr. Schwabero serves as Lead Director of 1st Source Corporation, parent company of 1st Source Bank, as well as a member of the Audit Committee, Executive Compensation and Human Resources Committee, Executive Committee, and Governance and Nominating Committee of 1st Source. In addition, Mr. Schwabero serves on the Advisory Committee of The Ohio State University Center for Automotive Research. Mr. Schwabero’s leadership experience, international expertise and detailed knowledge of the automotive and industrial industries bring valuable perspectives to our Board.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected EY to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2022, subject to ratification of the selection by our stockholders. EY has served as our independent registered public accounting firm for many years and is considered to be well qualified.
Representatives of EY will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
If our stockholders do not ratify the selection of EY, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
ADVISORY APPROVAL OF METHODE’S EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, commonly known as a “say-on-pay” vote.
As described under “Compensation Discussion and Analysis,” we seek to align the interests of our executives with the interests of our stockholders and reward performance.
The advisory vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement. The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and our Compensation Committee will consider the outcome of the vote when making decisions concerning executive compensation.
We ask our stockholders to approve the following resolution:
“RESOLVED, that the compensation of Methode’s named executive officers, as disclosed in Methode’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby approved.”
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Ms. Bobek, Ms. Lindsey, Mr. Schwabero and Mr. Skatoff as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended May 1, 2021 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
Our Audit Committee reviewed and discussed with our independent registered public accounting firm, EY, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).
The Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Committee concerning independence, and has discussed with EY the firm’s independence from management and Methode and considered the compatibility of non-audit services with the firm’s independence.
Our Audit Committee discussed with our internal auditors and EY the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 1, 2021 filed with the SEC.
AUDIT COMMITTEE
Mary A. Lindsey (Chair)
Therese M. Bobek
Angelo V. Pantaleo
Mark D. Schwabero
Lawrence B. Skatoff

Auditing and Related Fees
Our Audit Committee engaged EY to examine our consolidated financial statements for the fiscal year ended May 1, 2021. Fees paid to EY for services performed during the 2021 and 2020 fiscal years were as follows:
	Fiscal 2021	Fiscal 2020
Audit Fees(1)	$2,775,303	$2,868,035
Audit-Related Fees	—	—
Tax Fees(2)	$32,261	$27,821
All Other Fees	—	—
Total	$2,807,564	$2,895,856
(1)
Audit fees represent aggregate fees billed for professional services rendered by EY for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees primarily include fees for consultations regarding intercompany transfer pricing.
Pre-Approval Policy
Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by EY and shall not engage EY to perform non-audit services proscribed by law or regulation. In fiscal 2021, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the key elements of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2021. Our fiscal 2021 named executive officers included Donald W. Duda, President and Chief Executive Officer; Ronald L.G. Tsoumas, Chief Financial Officer; Joseph E. Khoury, Chief Operating Officer; Andrea J. Barry, Executive Vice President and Chief Human Resources Officer; and Kevin M. Martin, Vice President, North America. Mr. Martin was appointed an executive officer in September 2020 and Ms. Barry was promoted to Executive Vice President in June 2021.
Executive Summary
Our Business. We are a leading global developer of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.
Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.
We strive to create a company with a diverse customer base, high and consistent cash flow, and a strong balance sheet. We are committed to world class manufacturing quality, and our global footprint puts us in close proximity to key markets and customers.
In fiscal 2021, we continued to capitalize on key market trends, such as new business focused on electric and hybrid vehicles (EVs) and LED lighting solutions. In the EV market, our combination of user interface, LED lighting and power distribution solutions positions us well for continued growth. Sales in fiscal 2021 from EV applications represented over 12% of our total sales.
We employ a balanced and growth-focused capital allocation strategy. We maintain a strong balance sheet and pay down indebtedness when appropriate to reduce leverage. We return capital to our stockholders through dividends and stock buyback programs, such as our recently announced $100 million stock buyback program. We invest in organic growth through R&D and capital expenditures. We actively seek accretive acquisitions to enhance and grow our businesses.
Our strong commitment to financial management focuses on, among other things, margin expansion through improved product mixes and operational efficiencies, leverage of SG&A on sales volume growth, and reduction of working capital percentage of sales through lean manufacturing.
Impact of the COVID-19 Pandemic on Performance. Beginning in the fourth quarter of our fiscal 2020, and continuing in fiscal 2021, the global COVID-19 pandemic has negatively affected the global economy, disrupted supply chains and substantially impacted our business. We first experienced the impacts of the pandemic in the fourth quarter of fiscal 2020 at our China manufacturing facilities, which were initially closed after the Chinese New Year. Our facilities in China resumed operations later in the fourth quarter of fiscal 2020, but at lower capacity utilization. More significantly, in mid-March 2020, and continuing into the start of our fiscal 2021, many of our North American and European customers suspended their manufacturing operations due to government directives. Our operations in North America and Europe gradually resumed during the first quarter, with significantly reduced production levels. Our global production levels returned to pre-COVID levels by the end of our second quarter as a result of increased demand from customers, which continued for the remainder of the year. Starting in our third quarter, our global team had to address additional challenges related to the global semiconductor supply shortage and other supply chain disruptions, as well as international transportation capacity restraints.
Response to the COVID-19 Pandemic. In fiscal 2021, our executive officers continued to effectively manage the unprecedented challenges and uncertainties of the pandemic on a global basis. In reviewing what was required to keep our facilities operating, management prioritized the health and safety of our employees and their families. We adopted numerous safety procedures at our 40 global facilities, including hygiene and disinfection protocols, testing and contact tracing, social distancing and wearing personal protective equipment (PPE). We implemented the sharing of best practices throughout the Company’s global facilities, resulting in effective and standardized safety guidelines and procedures, updated on a regular basis, promoting the health and safety of our employees.

Management evaluated and redesigned the Company’s staffing requirements and structures to reflect the ongoing impact of the pandemic on the Company’s business and operations. Among other actions, management successfully implemented several important business consolidations and successfully managed pandemic-related labor issues at our facilities in Mexico. We implemented processes to continuously monitor and strengthen the Company’s supply chain to proactively mitigate potential disruptions due to the pandemic. As a result, we did not experience any significant production issues due to the pandemic during fiscal 2021. We experienced certain supply chain interruptions related to the worldwide semi-conductor shortage and other global supply chain issues, which were mitigated by our global sourcing strategies.
Management also instituted heightened and effective procedures and practices to successfully manage liquidity, cash, accounts receivable, accounts payable, capital expenditures and indebtedness during the pandemic.
Fiscal 2021 Financial Highlights. Despite the impact from the COVID-19 pandemic and supply chain disruptions, we reported record fiscal 2021 net sales of $1.09 billion and reported net income of $122.3 million. For fiscal 2021, our quarterly dividend rate was $0.11 per share, and we distributed dividends of $16.5 million to our stockholders. In addition, we purchased 167,949 shares of our common stock in fiscal 2021 through our stock buyback program, for an aggregate purchase price of $7.5 million.
Key Compensation Decisions and Highlights. Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our stockholders and appropriately reward our executives for performance against annual and long-term objectives.
The key elements of the fiscal 2021 compensation program for our named executive officers are as follows:
•
Salary. In April 2020, the salaries of our named executive officers were reduced twenty percent (20%) in connection with cost-cutting measures related to the COVID-19 pandemic. In July 2020, the Compensation Committee decided not to increase the base salaries of our named executive officers for fiscal 2021 and to continue the twenty percent (20%) salary reduction. The executive officers’ full base salaries were reinstated at the end of August 2020 for Mr. Martin and in mid-September 2020 for our other named executive officers. In September 2020, the Compensation Committee increased Mr. Martin’s salary by approximately 14% in connection with his promotion to executive officer and the related increase in his responsibilities. Details regarding these salaries are described below under “Components of Fiscal 2021 Compensation – Salary.”

•
Annual Performance-Based Cash Bonus. Our named executive officers were awarded annual performance-based cash bonus opportunities for fiscal 2021. The target amount payable was set at 100% of base salary for Mr. Duda, 75% for Mr. Khoury and 66% for our other named executive officers. The threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. The annual performance measures included new business bookings, management of the uncertainties and challenges of the COVID-19 pandemic, financial objectives and individual performance objectives. Details regarding these awards are described below under “Components of Fiscal 2021 Compensation – Annual Performance-Based Bonuses.”.

•
Transition Awards. In June 2020, after considering the need to retain management talent in a highly competitive job market in order to transition the Company from the pre-pandemic economy through the extended recovery and to provide a bridge of unvested value for the period between the vesting of the 2015 LTI program awards and the adoption of the 2021 LTI Program, the Compensation Committee granted transition awards to our executive officers. The award is a cash opportunity equal to a multiple of the executive’s base salary as follows: Mr. Duda, 2.0 times; Mr. Khoury, 1.75 times; Mr. Tsoumas and Ms. Barry, 1.5 times; and Mr. Martin, 1.25 times. If the executive remains employed by the Company and maintains satisfactory job performance, forty percent (40%) of the transition award will be paid on April 30, 2022, and sixty percent (60%) will be paid on April 29, 2023. Details regarding these awards are described below under “Components of Fiscal 2021 Compensation – Transition Awards.”

•
2021 LTI Program. In September 2020, after reviewing various design alternatives and market practices and considering the performance of our two prior five-year, long-term incentive programs, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”). After careful consideration, the Compensation Committee determined that another five-year program was appropriate after reviewing our shareholders’ strong say-on-pay support of the prior programs, the positive reviews of the participants in the prior programs, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee intends for these stock awards to be the only equity-based awards made to our executive officers during the five-year program period ending on May 3, 2025. This is consistent with our prior programs where no additional equity awards were made to the program participants during the five-year program terms.
The 2021 LTI Program consists of performance-based restricted stock awards (“RSAs”), performance units (“Performance Units”) and time-based restricted stock units (“RSUs”). The number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. The RSUs are subject to a five-year vesting period based on continued service with no RSUs vesting prior to the end of fiscal 2023. The Performance Units represent an opportunity for participants to receive a cash payment based on the price of Methode’s common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock. See “Components of Fiscal 2021 Compensation – 2021 LTI Program” below for additional information regarding this program.
Compensation Governance Practices. Our executive compensation program contains the following components and features that are designed to reflect compensation governance best practices and align the interests of our named executive officers and stockholders.
What We Do	•	Provide for a significant amount of compensation that is “at risk” based on performance
	•	Provide an appropriate mix of short-term and long-term compensation
	•	Utilize an independent compensation consultant
	•	Require significant executive officer and director stock ownership
	•	Maintain a “clawback” policy for incentive compensation
	•	Conduct an annual “say-on-pay” advisory vote
	•	Conduct an annual compensation risk assessment
	•	Disclose EBITDA performance measures under our 2021 LTI Program
What We Don’t Do	•	No excessive post-termination benefits
	•	No excise tax gross ups upon change in control
	•	No “single trigger” change of control benefits
	•	No dividends or dividend equivalents on unearned stock awards
	•	No hedging or pledging of our stock by executives or directors
	•	No excessive perquisites

Pay Mix. A significant amount of our named executive officers’ compensation is “at risk” for non-payment if we fail or the executive fails to meet established performance targets. The following charts illustrate the components of fiscal 2021 compensation as a percentage of total target compensation for our Chief Executive Officer and for our other named executive officers as a group. For this purpose, total target compensation is the sum of an executive officer’s salary, target annual performance-based cash bonus opportunity, and one-fifth of the market value of the target RSA’s as of the grant dates and one-fifth of the grant date fair value of the RSUs. Performance Units are not included as they are only earned for above-target performance; below target performance will yield a zero payout.

Objectives and Measurement Principles
Our executive compensation program supports our objective of enhancing stockholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:
•	Provide executives with a competitive pay arrangement.
•	Link short-term cash incentive pay to achievement of company objectives, including new business bookings and individual objectives.
•	Link long-term equity incentives to achievement of EBITDA objectives.
•
Align executive interests with stockholder interests by providing for capital accumulation through awards of RSAs and RSUs and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process
Our Overall Process. Our Compensation Committee is comprised entirely of independent directors that meet as often as necessary to perform their duties. In fiscal 2021, our Compensation Committee met nine times. Our

Compensation Committee typically meets with Donald W. Duda, our Chief Executive Officer, and our Chief Human Resources Officer. The Compensation Committee regularly holds executive sessions without any members of management present.
Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation relative to peers and survey data. Our Compensation Committee also annually reviews company performance relative to peers.
Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding Mr. Duda’s compensation. For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with the Chief Human Resources Officer, based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.
Role of Compensation Consultant. Since 2013, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided independent executive compensation consulting services to the Compensation Committee. FW Cook is retained by and reports to the Compensation Committee. During fiscal 2021, FW Cook provided the following services:
•	assisted the Compensation Committee in evaluating the linkage between pay and performance;
•	assisted the Compensation Committee in developing a compensation peer group;
•
provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program, including the 2021 LTI Program;

•	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;
•	provided information regarding realizable pay in light of our multi-year LTI Programs;
•
evaluated the Company’s compensation programs and practices in relation to potential compensation risk areas to confirm that the risks inherent in the executive compensation program are not reasonably likely to have a material adverse effect on the Company; and

•	advised the Compensation Committee regarding regulatory, governance, disclosure and other technical matters.
The Compensation Committee reviewed information provided by FW Cook addressing the independence of FW Cook and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FW Cook and its representatives involved in the engagement did not raise any conflict of interest and that FW Cook and such representatives are independent from the Company’s management.
Consideration of 2020 Say-on-Pay Vote Results. At our 2020 Annual Meeting, our stockholders approved our fiscal 2020 executive compensation, with approximately 95% of voted shares cast in favor of the say-on-pay resolution. Our Compensation Committee considered the results of the 2020 say-on-pay vote along with other factors when making executive compensation decisions.
Risk Assessment. The Compensation Committee, together with the Chief Executive Officer and its independent compensation consultant, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Compensation Committee concluded that our fiscal 2021 compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee reviewed the key features of our compensation programs and policies, including the following:
•	The Compensation Committee is independent and utilizes an independent compensation consultant.
•	Compensation for our executive officers represents a balanced mix of short-term, long-term and at-risk compensation.
•	Our short-term incentive programs are designed to avoid an over emphasis on a single performance metric.

•	The maximum amount payable under the annual performance-based cash bonuses is capped at 200% of target.
•	A significant component of our LTI Programs is comprised of equity awards in order to directly align the interests of our executive officers with those of our stockholders.
•	Our stock ownership policy requires significant stock ownership by our executive officers and directors.
•	Our Incentive Compensation Recoupment Policy requires us to recover incentive-based compensation in the event we restate our financial statements due to material noncompliance.
•	Executive officers and directors are prohibited from pledging and hedging our common stock.
•	The Company does not provide excise tax gross-ups.
Significant Policies and Procedures
Stock Ownership Guidelines. Our Compensation Committee considers stock ownership by management and the directors to be an important means of linking their interests with those of our stockholders. The guidelines for stock ownership as a multiple of executive officers’ base salaries are as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Chief Operating Officer	Three times salary
Other Executive Officers	Two times salary
Vested and unvested RSUs are included in the calculation of stock ownership for purposes of these guidelines. All of our named executive officers were in compliance with our stock ownership guidelines for fiscal 2021, subject to the phase-in-period for new appointments and promotions.
Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.
Market Benchmarking and Positioning of Fiscal 2021 Executive Compensation
We strive to provide compensation opportunities that are market competitive. In order to assist the Compensation Committee in achieving this objective for fiscal 2021, FW Cook was retained to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each element of our compensation program.
After considering the advice of FW Cook, the Compensation Committee approved using the fiscal 2020 peer group subject to a few modifications for fiscal 2021. AVX Corporation was eliminated since it had been acquired. Three former peers, Dorman Products, Inc., Standard Motor Products, Inc. and Universal Electronics, Inc., were eliminated since they did not satisfy the Compensation Committee’s revised criteria for peer groups summarized below. Four new peer companies were added: Belden Corporation; Benchmark Electronics, Inc.; Delphi Technologies PLC; and Visteon Corporation. Each of the new peer companies satisfies the Compensation Committee’s revised criteria for the peer group.

The peer group used for benchmarking purposes in setting fiscal 2021 compensation was selected using the following revised criteria:
•	Size as measured by revenue – we generally targeted companies with revenue one-third to three times our annual revenue.
•	Size as measured by market capitalization – we generally targeted companies with market capitalization one-fourth to four times our market capitalization.
•	Similar-type businesses – we generally targeted companies that are multinational, compete against us for talent and engage in businesses with similar technology, products and markets.
For compensation decisions affecting fiscal 2021 compensation, the peer group included the following companies:
Belden Corporation	Gentherm Incorporated	OSI Systems, Inc.
Benchmark Electronics, Inc.	Kemet Corporation	Rogers Corporation
CTS Corporation	LCI Industries	Stoneridge, Inc.
Delphi Technologies PLC	Littelfuse, Inc.	TTM Technologies, Inc.
Franklin Electric Company, Inc.	MTS Systems Corporation	Visteon Corporation
In benchmarking our compensation program for fiscal 2021, the Compensation Committee also reviewed information compiled by FW Cook from major third-party executive pay surveys.
As a general policy, we targeted fiscal 2021 executive officer total compensation (salary, annual cash bonus and long-term incentive compensation), within the median range of competitive practice. In making benchmarking determinations for fiscal 2021 compensation, the analysis assumed that each executive would achieve the target level of performance under the annual performance-based bonuses and RSA awards. In valuing the RSA and RSU awards outstanding under the 2015 LTI Program, the Compensation Committee included one-fifth of the target grant date fair value of these shares in the comparative calculations.
In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance, experience and strategic value of each executive, retention issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure, promotions, and industry conditions. These and other factors may affect whether one or more of the compensation components for any of our executive officers is set above or below the median of competitive practice. In addition, annual cash bonus and long-term incentive compensation for one or more of our executive officers could be above or below this target range depending on the amounts earned under the performance-based awards.
Components of Fiscal 2021 Compensation
Each component of our compensation program is designed to help achieve our compensation objectives and to contribute to a compensation package that is competitive and appropriately rewards our executives for performance against annual and long-term performance objectives. Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail, or the executive fails, to meet performance targets. Our annual performance-based bonuses and the RSA and Performance Unit awards under the 2021 LTI Program constitute variable compensation.
The table below sets forth details regarding the key elements of our fiscal 2021 compensation program.
Component	Purpose
Salary	Attract, retain and motivate highly qualified executives.
Annual Performance-Based Bonuses	Provide a cash reward for contributing to the achievement of our short-term company objectives, and in certain cases, individual objectives.
Transition Bonuses	Seek to retain key members of management in a highly competitive job market over multiple years in order to transition the Company from the pre-pandemic economy through the recovery.

Component	Purpose
LTI Program Awards	Focus the executive’s efforts on our long-term performance, encourage significant ownership of our common stock and assist in retention.
Other Benefits and Perquisites	Provide competitive levels of health and welfare protection and retirement and savings programs.
Salary. Our Compensation Committee establishes salaries on an annual basis taking into account the guideline benchmark range. In reviewing fiscal 2021 salaries for our named executive officers, our Compensation Committee considered the ongoing COVID-19 pandemic and reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. In April 2020, the salaries of our named executive officers were reduced twenty percent (20%) in connection with cost-cutting measures related to the COVID-19 pandemic. In July 2020, the Compensation Committee decided not to increase the base salaries of our named executive officers for fiscal 2021 and to continue the twenty percent (20%) salary reduction. The executive officers’ full base salaries were reinstated at the end of August 2020 for Mr. Martin and in mid-September 2020 for our other named executive officers. In September 2020, the Compensation Committee increased Mr. Martin’s salary by approximately 14% in connection with his promotion to executive officer and the related increase in his responsibilities.
Annual Performance-Based Bonuses. In June and July of 2020, our Compensation Committee reviewed relevant information and data regarding possible performance measures and bonus opportunities for the executives’ fiscal 2021 annual performance-based bonuses.
In selecting the performance measures, the Compensation Committee considered the significant uncertainty regarding the impact of the COVID-19 pandemic on the Company’s business and financial results due to a variety of factors, including the duration and spread of the pandemic, governmental restrictions on business operations and international travel, the ability of our employees and global manufacturing facilities to operate efficiently and effectively, consumer demand, and the continued viability of our customers and suppliers. Additionally, the Compensation Committee considered the Company’s fiscal 2021 operating budget and strategic plan. After considering the significant pandemic uncertainties and challenges, the Compensation Committee adopted a performance measure for senior management that focused on the critical need to manage the impact of the COVID-19 pandemic instead of the pre-tax net income measure used in the past and which has since been reinstated for fiscal 2022. Additional performance measures for specific executives include securing awards for new product programs, as well as personal objectives related to our ESG and ERM programs, succession management and inventory management.
In setting the bonus opportunities, the Compensation Committee considered the guideline benchmark target, the individual performance and experience of each executive, retention issues, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. The target amount payable was set at 100% of base salary for Mr. Duda, 75% for Mr. Khoury and 66% for our other executive officers. The threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance, which aligns with competitive practice among our peer group.
Performance Measures Applicable to Multiple Executives. Set forth below is an outline of the performance measures applicable to multiple executives under the annual performance-based bonus awards.
Executives	Performance Measures
Donald W. Duda Joseph E. Khoury Andrea J. Barry
Secure new bookings for certain business with a minimum pre-tax margin. The performance levels are established based on the probability of securing bookings for the projected annual business opportunities offered by our customers based on their product development cycles. The performance levels are not established based on year-over-year growth as customer product development cycles vary significantly from year to year. The performance levels for such new business were $88.0 million at threshold, $93.0 million at target and $107.0 million at maximum. This performance measure was weighted at 70% of the target amount payable for these executives. The Company booked $161.5 million for such new business which caused these executives to earn 200% of their respective target bonus amount for this measure.

Executives	Performance Measures
Donald W. Duda Ronald L.G. Tsoumas Joseph E. Khoury Andrea J. Barry
Effectively manage the impact of the COVID-19 pandemic on the Company as determined by the Compensation Committee based on criteria selected in early fiscal 2021. The Compensation Committee established that it would evaluate management’s performance based on actions taken on a global basis with respect to the following key areas: safety plans, staffing reorganization, supply chain management, cash management planning, succession planning and acquisition assessments. This performance measure was weighted at 30% of the target amount payable for Messrs. Duda and Khoury, 25% for Mr. Tsoumas and 15% for Ms. Barry.

In reviewing the actions taken by these executive officers to manage the COVID-19 pandemic and the relevant criteria, the Compensation Committee considered a variety of factors, including the following:

 • Safety. Management successfully prioritized the health and safety of the Company’s employees. The Company quickly implemented numerous safety protocols at its 40 global facilities, including its plants which were required to continue operating as essential businesses. The safety protocols related to hygiene and disinfections, testing, quarantines, contact tracing, social distancing, and personal protective equipment (PPE). At a time when supply of PPE was severely limited, management leveraged the Company’s global purchasing power to secure PPE for its entire workforce. Management rapidly implemented the sharing of best practices throughout the Company’s global facilities, resulting in effective and standardized safety guidelines and procedures, updated on a regular basis, promoting the health and safety of employees and enabling our facilities to remain open. As a result of these actions, the percentage of positive COVID-19 cases traceable to a Methode facility was extremely low and we were not required to shut down any of our facilities due to an outbreak among employees or by local authorities due to inadequate safety protocols.

 • Staffing. Management swiftly evaluated and redesigned the Company’s staffing requirements and structures to reflect the ongoing impact of the pandemic on the Company’s business and operations. Among other actions, management successfully implemented several important business consolidations and successfully managed pandemic-related labor issues at its facilities in Mexico. Management’s actions avoided significant interruption to our operations and resulted in substantial labor cost savings.

 • Supply Chain. Management effectively managed the Company’s global supply chain to minimize production and customer issues. The Company implemented processes to continuously monitor and strengthen the supply chain to proactively mitigate potential disruptions. As a result of these actions, and apart from issues related to the worldwide semi-conductor shortage, the Company did not experience any significant production issues during fiscal 2021. Additionally, the Company was able to fulfill its customer commitments at an exceptionally high level in spite of these challenges, and our strong customer satisfaction levels contributed to the Company’s record financial results.

 • Cash Management. Management instituted heightened and effective procedures and practices to successfully manage liquidity, cash, accounts receivable, accounts payable, capital expenditures and indebtedness during the pandemic.

 • Succession Planning. Management implemented an emergency succession plan to ensure continuity in the event a member of senior leadership was unable to serve due to COVID-19. The succession plan was vetted by the Nominating and Governance Committee in early fiscal 2021.

 • Acquisitions. Management continued to evaluate potential acquisition opportunities in support of Methode’s strategic priorities.

After thorough review, the Compensation Committee determined that these executive officers did an excellent job managing the unprecedented challenges and uncertainties of the COVID-19 pandemic on a global basis. The Compensation Committee noted that due to management’s timely and strategic response, the Company reported record net sales for fiscal 2021 despite the significant challenges from the COVID-19 pandemic. Because of these record results and based on management’s outstanding performance, the Compensation Committee approved the maximum level of payout for this performance measure and these executives each earned 200% of their respective target bonus amount for this measure.

Performance Measures Applicable to Individual Executives. Set forth below is an outline of the performance measures applicable to individual executives under the annual performance-based bonus awards.
Executive	Performance Measures
Ronald L.G. Tsoumas
(1) Achieve a net debt position of $141.5 million at threshold, $134.8 million at target and $114.5 million at maximum. For this purpose, net debt is defined as total debt minus cash. This performance measure was weighted at 50% of Mr. Tsoumas’ target bonus. As of the end of fiscal 2021, the Company’s net debt position was $6.9 million and Mr. Tsoumas earned 200% of his target bonus amount for this measure.

(2) Achieve at least two of the following objectives: (a) assist with the launch of a companywide ESG program to the satisfaction of the Nominating and Governance Committee and the CEO; (b) develop a robust ERM program to the satisfaction of the Nominating and Governance Committee and the CEO; (c) improve the global finance team and function, including expanding the use of the content management system and reducing turnover, to the satisfaction of the Audit Committee and the CEO; and (d) assist with the implementation of a new succession management/talent review process for the global finance team to the satisfaction of the CEO. This performance measure was weighted at 25% of Mr. Tsoumas’ target bonus. The target bonus will be earned if two or three objectives are achieved and the maximum bonus will be earned if all four objectives are achieved. All four objectives were achieved and Mr. Tsoumas earned 200% of his target bonus amount for this measure.

Andrea J. Barry
Achieve at least one of the following objectives: (a) complete the implementation of the Workday HR software system for all facilities in Mexico and India to the satisfaction of the CEO; and (b) implement the newly developed succession management and talent review process down to the vice president level on a global basis to the satisfaction of the CEO. This performance measure was weighted at 15% of Ms. Barry’s target bonus. The target bonus will be earned if one of these objectives is achieved and the maximum bonus will be earned if both objectives are achieved. Both objectives were achieved and Ms. Barry earned 200% of her target bonus amount for this measure.

Kevin M. Martin
(1) Secure new bookings for certain business in North America with a minimum pre-tax margin. The performance levels are established based on available development programs for these products, not on year-over-year growth. The performance levels for such new business were $53.8 million at threshold, $56.6 million at target and $65.1 million at maximum. This performance measure was weighted at 40% of Mr. Martin’s target bonus. The Company booked $69.1 million for such new business and Mr. Martin earned 200% of his target bonus amount for this measure.

(2) Achieve EBITDA for a collection of business units at a threshold, target and maximum level of performance. This performance measure was weighted at 25% of Mr. Martin’s target bonus. The business units achieved EBITDA between the target and the maximum levels of performance and Mr. Martin earned 111% of his target bonus amount for this measure.

(3) Complete the implementation of at least two of four systems and programs into the Grakon operations, including new product development systems, pricing models, and quotation programs, to the satisfaction of the CEO and the COO. This performance measure was weighted at 25% of Mr. Martin’s target bonus. The threshold bonus will be earned if two objectives are achieved, target bonus will be earned if three objectives are achieved and the maximum bonus will be earned if all four objectives are achieved. All four objectives were achieved and Mr. Martin earned 200% of his target bonus amount for this measure.

(4) Achieve inventory turns for the North American automotive business at a threshold, target and maximum level of performance as determined by the CEO and COO. This performance measure was weighted at 10% of Mr. Martin’s target bonus. The business achieved inventory turns below the threshold level of performance and Mr. Martin did not earn any of his target bonus amount for this measure.

Transition Awards. In June 2020, after considering the need to retain management talent in a highly competitive job market in order to transition the Company from the pre-pandemic economy through the extended recovery and to provide a bridge of unvested value for the period between the vesting of the 2015 LTI program awards and the adoption of the 2021 LTI Program, the Compensation Committee granted transition awards to our named executive officers. The award is a cash opportunity equal to a multiple of the executive’s fiscal 2021 base salary as follows: Mr. Duda, 2.0 times; Mr. Khoury, 1.75 times; Mr. Tsoumas and Ms. Barry, 1.5 times; and Mr. Martin, 1.25 times. The Compensation Committee determined that a cash award was appropriate after considering the Company’s cash flow, potential dilution, share preservation, the Company’s robust stock ownership guidelines and current executive stock ownership levels and the hold-until-retirement restricted stock units held by certain members of senior management, including our Chief Executive Officer. If the executive remains employed by the Company and maintains satisfactory job performance, forty percent (40%) of the transition award will be paid on April 30, 2022, and sixty percent (60%) will be paid on April 29, 2023. If the executive is terminated for cause, resigns or retires prior to April 29, 2023, the executive must repay any transition award amounts paid prior to the termination date. If the executive is terminated without cause, dies or becomes disabled, the executive is entitled to any unpaid portion of the transition award. Additionally, if within two years of a change of control or during a period pending a change of control, the executive is terminated without good cause or the executive voluntarily terminates employment for good reason, the executive is entitled to any unpaid portion of the transition award.
2021 LTI Program. In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”) which consists of performance-based restricted stock awards (“RSAs”), performance units (“Performance Units”) and time-based restricted stock units (“RSUs”). The number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The RSUs are subject to a five-year vesting period based on continued service with no RSUs vesting prior to the end of fiscal 2023. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock.
After a comprehensive review of various design alternatives and market practices presented by the Compensation Committee’s independent executive compensation consultant, FW Cook, one of the critical determining factors the Compensation Committee considered in granting another five-year, long-term incentive program was the performance of the two prior five-year, long-term incentive programs which concluded as of the end of fiscal 2015 and fiscal 2020, respectively. Consistent with our prior five-year programs, the Compensation Committee intends these RSAs, Performance Units and RSUs to be the only equity-based awards made to our executive officers during this new five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025.
After careful consideration, the Compensation Committee determined that another five-year program was appropriate after reviewing our shareholders’ strong say-on-pay support of the prior programs, the success of the prior programs, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee considered the potential risks of the 2021 LTI Program and concluded that it does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believed the longer term would focus our executive officers on the Company’s strategic long-term objectives, including the EV market, retain our top executive talent over the period in a highly competitive job market, and foster long-term strategic consistency, teamwork and collaboration among our executive officers.
The Compensation Committee believes the mix of 50% performance-based and 50% time-based awards supports the Company’s operating performance and retention objectives and is consistent with market practice. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that the Company’s fiscal 2025 EBITDA exceeds target performance for the RSAs in order to provide an additional stretch goal for outperformance. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock.
The Compensation Committee applied EBITDA, as adjusted, as the performance metric for the RSAs and the Performance Units because it is one of the primary operating metrics tracked by the Company and its stockholders. The target EBITDA performance goal set forth below aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. Additionally, the inclusion of EBITDA from accretive acquisitions is in line with the Company’s plans to grow organically and inorganically over the period. The adjustments to EBITDA for acquisitions and divestitures were designed to mitigate unintended windfalls to management for non-accretive acquisitions and to safeguard management from unintended penalties for stockholder-friendly divestitures that negatively impact the fiscal 2025 performance results. In order for an acquisition to qualify as accretive in fiscal 2025, the EBITDA of the acquired business must exceed the interest expense for the related debt and the net impact on earnings per share must be positive.
In general, the Compensation Committee targeted the 2021 LTI Program awards within the median range of competitive practice, as annualized over the five-year program period. In making these benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under the RSAs and included one-fifth of the market value of the RSA shares and RSUs in these comparative calculations. In determining the size of the award to each of our executive officers, the Compensation Committee also considered other relevant factors, including the individual performance and experience of each executive, internal pay equity and consistency issues, expected future contributions of each executive and historical compensation levels. The Compensation Committee considered Mr. Duda’s longevity and extensive service to the Company as our Chief Executive Officer for over fifteen years and his significant accomplishments.
The table below sets forth details regarding the target awards to the named executive officers. Consistent with our prior five-year programs, the Compensation Committee intends the RSAs, RSUs and Performance Units to be the only equity-based awards made to our executive officers during this new five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025.
Executive	Number of Shares		Grant Date Market Value
	Target RSAs	RSUs	Target RSAs*	RSUs
Donald W. Duda	375,000	375,000	$10,605,000	$10,605,000
Ronald L.G. Tsoumas	75,500	75,500	$2,135,140	$2,135,140
Joseph E. Khoury	144,000	144,000	$4,072,320	$4,072,320
Andrea J. Barry	52,500	52,500	$1,484,700	$1,484,700
Kevin M. Martin	50,500	50,500	$1,444,805	$1,444,805
*
In accordance with the accounting and SEC disclosure rules, the “Stock Awards” column of the Summary Compensation Table does not include any value attributable to the RSAs. For financial statement reporting purposes and based on the accounting rules, the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. As noted above, the fiscal 2025 EBITDA target performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for organic and inorganic growth during the five-year program period and includes EBITDA from accretive acquisitions.

The table below sets forth details regarding the awards to the named executive officers for above-target performance.
Executive	Maximum Number of Performance Units*
Donald W. Duda	187,500
Ronald L.G. Tsoumas	37,750
Joseph E. Khoury	72,000
Andrea J. Barry	26,250
Kevin M. Martin	25,250
*	Only earned in the event the Company’s fiscal 2025 EBITDA exceeds the RSA target performance goal.
RSAs. The RSAs may be earned based on the Company’s fiscal 2025 performance relative to established goals for threshold and target performance. The executives will not earn any shares of RSAs if threshold performance is not met. Performance will be based on Methode’s EBITDA for fiscal 2025, subject to certain adjustments, including adjustments for non-accretive acquisitions and divestitures.
The performance goals and corresponding percentages of RSAs eligible to be earned by these executives are set forth below. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period.

Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of RSAs Earned*
Threshold Performance	$270 million	50%
Target Performance	$300 million	100%
*	Payouts are interpolated for performance falling between the threshold and target performance measures.
Dividends will not be paid on the RSAs until the shares have been earned. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.
In the event of an executive’s death or disability, the executive will earn all of the RSA shares. In general, in the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of RSA shares based on the number of months elapsed since May 2, 2020 (the first day of fiscal 2021), and the Company’s fiscal 2025 EBITDA. If Mr. Duda retires after fiscal 2023, he will remain eligible to earn all of the RSA shares subject to the EBITDA achieved in fiscal 2025. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after fiscal 2021 (as defined in the Company’s 2014 Long-Term Incentive Plan), the executive will be eligible to earn a prorated number of RSA shares based on the number of months elapsed since May 2, 2020, and the EBITDA achieved in fiscal 2025.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSAs or (ii) the successor company assumes or replaces the RSAs, and the executive is terminated without cause or resigns for good reason within the next two years, the executive will earn a prorated number of RSA shares. The proration for Messrs. Duda and Martin will be based on the number of months elapsed since the start of fiscal 2021. For Messrs. Tsoumas and Khoury and Ms. Barry, if the change of control or termination occurs in fiscal 2021, the executive will not earn any RSA shares and if it occurs in fiscal 2024 or 2025, the executive will earn all of the RSA shares. If the change of control or termination occurs in fiscal 2022 or 2023, the proration for Messrs. Tsoumas and Khoury and Ms. Barry will be based on the number of months elapsed since the start of fiscal 2021.
In accordance with the accounting and SEC disclosure rules, the “Stock Awards” column of the Summary Compensation Table does not include any value attributable to the RSAs. For financial statement reporting purposes and based on the accounting rules, the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. As noted above, the fiscal 2025 EBITDA target performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for organic and inorganic growth during the five-year program period and includes EBITDA from accretive acquisitions.
Performance Units. If the Company’s fiscal 2025 EBITDA exceeds target performance, the executives are eligible to earn Performance Units based on performance relative to goals for target and maximum performance. The performance goals and corresponding percentages of Performance Units eligible to be earned by the executives are set forth below. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period.
Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of Performance Units Earned*
Target Performance	$300 million	0%
Maximum Performance	$330 million	100%
*	Payouts are interpolated for performance falling between the target and maximum performance measures.
The Performance Units will be settled and paid in cash based on the number of Performance Units earned and the price of the Company’s common stock at that time. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of the Company’s common stock instead of cash.
Dividend equivalents will not be paid on any Performance Units settled in cash. If the Performance Units are settled in common stock, then the executives will be entitled to a dividend equivalent payment based on the dividends declared during the period between the date of the Committee’s decision to settle the Performance Units in common stock and the end of the restricted period, and the number of Performance Units earned. Dividend equivalents will not be paid on any Performance Units that are not earned.

In the event of an executive’s death or disability, or a change in control of the Company, all of the Performance Units will be forfeited to the Company. In general, in the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021 and the Company’s fiscal 2025 EBITDA. If Mr. Duda retires after fiscal 2023, he will be eligible to earn all of the Performance Units subject to the fiscal 2025 EBITDA achieved. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after fiscal 2021, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021, and the fiscal 2025 EBITDA achieved.
Time-Based RSUs. The RSUs are subject to a five-year vesting period based on continued service, with thirty percent (30%) vesting on April 29, 2023, and May 4, 2024, and forty percent (40%) vesting on May 3, 2025. Dividend equivalents will not be paid on the RSUs until the units have vested. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the vesting period and the number of vested RSUs.
In the event of an executive’s death or disability, all unvested RSUs will become immediately and fully vested. In general, in the event of an executive’s qualified retirement, a prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021. If Mr. Duda retires after fiscal 2023, all unvested RSUs will immediately vest. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after fiscal 2021, the executive will earn a prorated number of RSUs based on the number of months elapsed since the start of fiscal 2021.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSUs or (ii) the successor company assumes or replaces the RSUs and then the executive is terminated without cause or resigns for good reason within two years, all unvested RSUs will become immediately and fully vested.
Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Our U.S.-based executive officers are provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation – Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites may include a company car allowance, professional association dues and provision for an annual physical exam.
Change of Control Arrangements. We have entered into change of control agreements with Messrs. Duda, Tsoumas and Khoury and Ms. Barry that provide certain benefits upon termination in connection with a change of control event. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of the Company and our stockholders. These executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby these executives are only entitled to a severance payment if an executive is terminated without cause, or the executive terminates for good reason after a change of control. Our change of control provisions for these named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”
Deductibility of Compensation
Internal Revenue Code Section 162(m) generally limits the deductibility of compensation in excess of $1 million paid to our named executive officers. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” was deductible without regard to this $1 million limit. In prior years, the awards of options, performance-based RSAs, and annual performance-based cash bonuses to our named executive officers were structured in order to qualify for this performance-based compensation exception. However, the 2017 Tax Cuts and Jobs Act (the “Tax Act”), eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain prior awards. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation or otherwise being deductible under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible.

Going forward, the Compensation Committee will continue to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders after considering a variety of factors, including deductibility.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Bruce K. Crowther (Chair)
Walter J. Aspatore
Brian J. Cadwallader
Darren M. Dawson

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the three fiscal years ended May 1, 2021.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Donald W. Duda President and Chief Executive Officer	2021	725,596	10,605,000	1,565,600	435,358	13,331,554
	2020	851,107	—	234,840	429,171	1,515,118
	2019	759,719	—	455,832	174,027	1,389,578
Ronald L.G. Tsoumas Chief Financial Officer	2021	381,893	2,135,140	543,840	77,161	3,138,034
	2020	467,504	—	81,576	80,978	630,058
	2019	420,749	—	39,600	28,682	489,031
Joseph E. Khoury Chief Operating Officer(5)	2021	425,507	4,072,320	690,000	155,227	5,343,054
	2020	460,005	—	103,500	148,249	711,754
	2019	446,607	—	176,854	22,062	645,523
Andrea J. Barry Executive Vice President and Chief Human Resources Officer	2021	283,639	1,484,700	403,920	20,819	2,193,078
Kevin M. Martin, Vice President, North America	2021	304,731	1,444,805	343,515	36,741	2,129,792
(1)
For fiscal 2021, the base salaries for our named executive officers were as follows: Mr. Duda, $782,800; Mr. Tsoumas, $412,000; Mr. Khoury, $446,608; Ms. Barry, $306,000; and Mr. Martin, $330,000 effective as of June 15, 2020. The amounts in the table above reflect a 53-week fiscal year and a 20% base salary reduction in connection with cost-cutting measures related to the COVID-19 pandemic. The salary reduction terminated in August for Mr. Martin and in September for our other named executive officers.

(2)
Amounts include the grant date fair value of the RSA and RSU awards under the 2021 LTI Program determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K. The RSUs are generally subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2023, 30% vesting at the end of fiscal 2024 and 40% vesting at the end of fiscal 2025. The RSAs are eligible for vesting based on fiscal 2025 EBITDA, as adjusted, relative to established goals for threshold and target performance. In accordance with the SEC disclosure rules, the aggregate grant date fair value of the RSAs has been determined based on the probable satisfaction of the fiscal 2025 EBITDA performance conditions at the date of grant. In accordance with ASC 718, the grant date fair value of the RSAs is zero because the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. The aggregate grant date fair value of the RSAs if they were to vest at the target level of performance would have been as follows: Mr. Duda, $10,605,000; Mr. Tsoumas, $2,135,140; Mr. Khoury, $4,072,320; Ms. Barry, $1,484,700; and Mr. Martin, $1,444,805. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – 2021 LTI Program.”

(3)
Amounts reflect annual performance-based cash bonuses. Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – Annual Performance-Based Bonuses.”

(4)	Amounts included in All Other Compensation reflect the following for fiscal 2021:
Executive	Vested RSU Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)
Mr. Duda	413,879	8,700	3,179	9,600
Mr. Tsoumas	60,877	8,700	1,584	6,000
Mr. Khoury	155,227	—	—	—
Ms. Barry	11,096	8,700	1,023	—
Mr. Martin	16,426	8,700	815	10,800
(5)
Mr. Khoury is a Lebanese resident. In fiscal 2019 and 2020 we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars using the average exchange rate of 1.1498 for fiscal 2019 and 1.1083 for fiscal 2020.

Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended May 1, 2021.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald W. Duda	9/27/2020(1)	—	—	—	187,500	375,000	375,000	—	0
	9/27/2020(2)	—	0	5,032,500	—	—	—	—	—
	9/27/2020(3)	—	—	—	—	—	—	375,000	10,605,000
	7/7/2020(4)	391,400	782,800	1,565,600	—	—	—	—	—
Ronald L.G. Tsoumas	9/27/2020(1)	—	—	—	37,750	75,500	75,500	—	0
	9/27/2020(2)	—	0	1,067,570	—	—	—	—	—
	9/27/2020(3)	—	—	—	—	—	—	75,500	2,135,140
	7/7/2020(4)	135,960	271,920	543,840	—	—	—	—	—
Joseph E. Khoury	9/27/2020(1)	—	—	—	72,000	144,000	144,000	—	0
	9/27/2020(2)	—	0	2,036,160	—	—	—	—	—
	9/27/2020(3)	—	—	—	—	—	—	144,000	4,072,320
	7/7/2020(4)	172,500	345,000	690,000	—	—	—	—	—
Andrea J. Barry	9/27/2020(1)	—	—	—	26,250	52,500	52,500	—	0
	9/27/2020(2)	—	0	742,350
	9/27/2020(3)	—	—	—	—	—	—	52,500	1,484,700
	7/7/2020(4)	100,980	201,960	403,920	—	—	—	—	—
Kevin M. Martin	9/29/2020(1)	—	—	—	25,250	50,500	50,500	—	0
	9/29/2020(2)	—	0	722,402	—	—	—	—	—
	9/29/2020(3)	—	—	—	—	—	—	50,500	1,444,805
	9/16/2020(4)	108,900	217,800	435,600	—	—	—	—	—
(1)
Reflects the performance-based RSAs awarded under the 2021 LTI Program. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – 2021 LTI Program.”

(2)
Reflects the Performance Units awarded under the 2021 LTI Program. Amounts shown have been determined based on the closing price for the Company’s common stock on the grant date, or if no trading occurred on such date, the closing price on the following date. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis-2021 LTI Program.”

(3)
Reflects the time-based RSUs awarded under the 2021 LTI Program. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – 2021 LTI Program.”

(4)
Reflects the annual performance-based cash bonus awards. Amounts earned in fiscal 2021 by the executive officers under this award are reported in the column titled “Non-Equity Incentive Plan Compensation-Annual Bonus” in the “Summary Compensation Table.” Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – Annual Performance-Based Bonuses.”

(5)
Amounts shown includes the grant date fair value of the RSA and RSU awards under the 2021 LTI Program determined in accordance with ASC 718. Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K for such fiscal year. In accordance with the SEC disclosure rules, the aggregate grant date fair value of the RSAs has been determined based on the probable satisfaction of the fiscal 2025 EBITDA performance conditions at the date of grant. In accordance with ASC 718, the grant date fair value of the RSAs is zero because the satisfaction of the required performance condition was not deemed probable as of the grant date.

Fiscal 2021 Incentive Awards
In fiscal 2021, the Compensation Committee awarded the named executive officers an annual performance-based bonus award, and long-term incentive awards under the 2021 LTI Program.
Annual Performance-Based Bonus Awards. As discussed in the Compensation Discussion and Analysis, during fiscal 2021, each of the named executive officers was awarded an annual performance-based cash bonus opportunity. The target amount payable was set at 100% of base salary for Mr. Duda, 75% for Mr. Khoury and 66% for our other named executive officers. The threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. The annual performance measures included new business bookings, management of the uncertainties and challenges of the COVID-19 pandemic, financial objectives, and individual performance objectives. The amounts paid to the named executive officers pursuant to these awards are included in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Please see “Components of Fiscal 2021 Compensation – Annual Performance-Based Bonuses” in the Compensation Discussion and Analysis above for further information regarding these awards.
2021 LTI Program Awards. As discussed in the Compensation Discussion and Analysis, in September 2020, the Compensation Committee adopted the 2021 LTI Program. Please See “Components of Fiscal 2021 Compensation – 2021 Long-Term Incentive Program” in the Compensation Discussion and Analysis above for additional information regarding this program.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at May 1, 2021.
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Share of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Donald W. Duda	40,000	0	37.01	7/7/2024	375,000	16,848,750	375,000	16,848,750
Ronald L.G. Tsoumas	8,000	0	37.01	7/7/2024	75,500	3,392,215	75,500	3,392,215
Joseph E. Khoury	12,000	0	37.01	7/7/2024	144,000	6,469,920	144,000	6,469,920
Andrea J. Barry	—	—	—	—	52,500	2,358,825	52,500	2,358,825
Kevin M. Martin	—	—	—	—	50,500	2,268,965	50,500	2,268,965
(1)	These options were granted in July 2014. One-third of these options vested on each of the first, second and third anniversaries of the grant date.
(2)
These RSUs are generally subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2023, 30% vesting at the end of fiscal 2024 and 40% vesting at the end of fiscal 2025. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – 2021 LTI Program.”

(3)	Calculated based on the closing price of the Company’s common stock on April 30, 2021 of $44.93 per share.
(4)
These RSAs are eligible for vesting based on fiscal 2025 EBITDA, as adjusted, relative to established goals for threshold and target performance Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – 2021 LTI Program.”

Option Exercises and Stock Vested
None of our named executive officers exercised stock options in fiscal 2021 and none of our named executive officers hold restricted stock or restricted units that vested during fiscal 2021.

Nonqualified Deferred Compensation
The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2021.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year- End ($)
Donald W. Duda	0	0	4	0	32,492
Ronald L.G. Tsoumas	31,252	0	2,601	0	1,223,102
Joseph E. Khoury	0	0	0	0	0
Andrea J. Barry	59,164	0	107,634	0	412,087
Kevin M. Martin	0	0	0	0	0
(1)
All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.
The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000. Directors are allowed to defer up to 100% of their director compensation paid in cash or shares of Common Stock. The minimum period of deferral is three years. Participants are immediately 100% vested.
In addition to directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2021.
Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals daily.
Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.
Potential Payments Upon Termination or Change of Control
In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements and certain other benefit plans.
Messrs. Duda, Tsoumas and Khoury and Ms. Barry are parties to change of control agreements with the Company. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:
•	a lump sum payment in an amount equal to a multiple of the executive’s base salary (three times for Mr. Duda and two times for the other named executive officers);
•
a lump sum payment equal to a multiple (three times for Mr. Duda and two times for the other named executive officers) of the lesser of: (a) the executive’s target bonus amount for the fiscal year in which the termination occurs, or (b) the bonus the executive earned in the prior fiscal year; and

•
continued participation in our welfare benefit plans for three years for Mr. Duda and two years for the other named executive officers, or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

Additionally, in the event of a change of control or the executive’s death, disability, qualified retirement, or termination without cause, all of our named executive officers are entitled to certain payments under the 2021 LTI Program, the annual performance-based bonus awards and their transition bonus awards.
The following table summarizes compensation payable to our named executive officers upon these various termination scenarios. For all awards other than the transition bonuses, the amounts payable under the “Change in Control” column are due if (i) the successor company does not assume the awards or (ii) the successor company assumes the awards and then the executive is terminated without cause or resigns for good reason. In each scenario in which the RSA shares and/or the RSUs vest, the executive is entitled to a payment based on the dividends declared during the vesting period and the number of shares or units vested.
Termination Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Annual Performance-Based Bonus	The target bonus is paid.	The target bonus is paid.	No bonus is paid.	A prorated bonus is paid based on the retirement date and year-end performance.
Restricted Stock Units (“RSUs”)	All RSUs are fully vested.	All RSUs are fully vested.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated after the end of fiscal 2021, a prorated number of RSUs will vest based on the number of months elapsed since the start of fiscal 2021.
A prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021. If Mr. Duda retires after the end of fiscal 2023, all of his RSUs will fully vest.
Performance-Based Restricted Stock Awards (“RSAs”)
A prorated number of RSA shares will vest.

For Messrs. Duda and Martin, the proration will be based on the number of months elapsed since the start of fiscal 2021.

For Messrs. Tsoumas and Khoury and Ms. Barry, (A) if the termination occurs in fiscal 2021, all RSA shares are forfeited; (B) if the termination occurs in fiscal 2022 or 2023, the proration will be based on
All RSA shares are fully vested.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after the end of fiscal 2021, a prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

The number of RSA shares to actually vest will depend on the Company’s fiscal 2025 EBITDA.

A prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

If Mr. Duda retires after fiscal 2023, all of his RSA shares will be eligible for vesting.

The number of RSA shares to actually vest will depend on the Company’s fiscal 2025 EBITDA.

Termination Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
the number of months elapsed since the start of fiscal 2021; and (C) if the termination occurs in fiscal 2024 or 2025, all RSA shares will fully vest.
Performance Units	All of the Performance Units are forfeited to the Company.	All of the Performance Units are forfeited to the Company.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after the end of fiscal 2021, a prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021.

The number of Performance Units to actually be earned will depend on the Company’s fiscal 2025 EBITDA.

A prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021.

If Mr. Duda retires after fiscal 2023, all of his Performance Units will be eligible to be earned.

The number of Performance Units to actually be earned will depend on the Company’s fiscal 2025 EBITDA.

Transition Awards	Following any change in control, if an executive is terminated without cause or resigns for good reason, the unpaid portion of the transition award will be paid.	The unpaid portion of the transition award will be paid.	The unpaid portion of the transition award will be paid.	The executive must repay any transition award amounts previously paid.
(1)	An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent. Mr. Duda is 65 years old. All of our other named executive officers are between 55 and 65 years old.

The following table shows the potential amounts payable to our named executive officers upon termination or a change of control of Methode. The amounts shown assume that such termination was effective as of April 30, 2021, the last trading day of our 2021 fiscal year, and reflect the price of our common stock on such date ($44.93). The table below does not reflect amounts payable pursuant to plans or arrangements that are available generally to salaried employees. In addition, the table does not reflect the distribution of account balances in our Deferred Compensation Plan or the delivery of common stock underlying vested restricted stock units.
Name	Termination Scenario (on 5/1/21)	Salary and Bonus Severance ($)	Annual Performance Based Bonus ($)	Transition Award ($)	Vesting of RSUs ($)(1)	Vesting of RSAs ($)(1)(2)	Vesting of Performance Units ($)(2)	Health and Welfare Benefits ($)(3)
Mr. Duda	Upon Change of Control(4)	—	782,800	—	16,972,500	3,394,500	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	3,052,920	—	1,570,000	—	—	—	51,861
	Death or Disability	—	782,800	1,570,000	16,972,500	16,972,500	—	—
	Qualified Retirement	—	1,565,600	0	3,394,500	3,394,500(6)	0	—
	Termination Without Cause	—	—	1,570,000	0	0	0	—
Mr. Tsoumas	Upon Change of Control(4)	—	271,920	—	3,417,130	0	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	987,152	—	620,000	—	—	—	34,574
	Death or Disability	—	271,920	620,000	3,417,130	3,417,130	—	—
	Qualified Retirement	—	543,840	0	683,426	683,426(6)	0	—
	Termination Without Cause	—	—	620,000	0	0	0	—
Mr. Khoury	Upon Change of Control(4)	—	345,000	—	6,517,170	0	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	1,100,216	—	805,000	—	—	—	—
	Death or Disability	—	345,000	805,000	6,517,170	6,517,170	—	—
	Qualified Retirement	—	690,000	0	1,303,434	1,303,434(6)	0	—
	Termination Without Cause	—	—	805,000	0	0	0	—
Ms. Barry	Upon Change of Control(4)	—	201,960	—	2,376,150	0	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	724,166	—	460,000	—	—	—	51,162
	Death or Disability	—	201,960	460,000	2,376,150	2,376,150	—	—
	Qualified Retirement	—	403,920	0	475,230	475,230(6)	0	—
	Termination Without Cause	—	—	460,000	0	0	0	—
Mr. Martin	Upon Change of Control(4)	—	217,800	—	2,285,630	457,126	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	—	—	365,000	—	—	—	—
	Death, Disability	—	217,800	365,000	2,285,630	2,285,630	—	—
	Qualified Retirement	—	343,515	0	457,126	457,126(6)	0	—
	Termination Without Cause	—	—	365,000	—	—	—	—
(1)	Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru May 1, 2021, multiplied by the number of shares or units vested.
(2)
For purposes of this table, we have assumed that the target performance level will be achieved with respect to the RSAs and the Performance Units and that our Compensation Committee has elected to accelerate all awards subject to the discretion of the Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(4)	Assumes the successor company does not assume the annual bonus awards, RSUs or RSAs.
(5)
These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.” For the transition awards, assumes the executive is terminated without good cause or voluntarily terminates employment for good reason within two years.

(6)	Assumes the target level of performance is achieved.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees to the annual total compensation of our Chief Executive Officer, Donald W. Duda.
To calculate the pay ratio, we identified the median employee based on our employee population as of February 1, 2021, which was approximately 7,200 employees in the United States, Mexico, Malta, China, Egypt, India, Belgium, Canada, the United Kingdom, Germany, Italy, Lebanon, the Netherlands, Switzerland, Singapore, France and Taiwan. For purposes of identifying the median employee, we considered annual base salary as of February 1, 2021, plus overtime, allowances and short-term incentive compensation for the trailing twelve months, each as reported in our payroll records and adjusted to US dollars. We did not make any cost-of-living adjustments to the pay of employees living in different jurisdictions than our CEO, but we did include certain adjustments for the annualization of pay for employees who were employed for only part of the period.
Based on this analysis, we determined that our median employee is a quality assistant located in Monterrey, Mexico. For fiscal 2021, the median of the annual total compensation of all of our employees (other than Mr. Duda) was $7,532. Our median annual total compensation reflects that the bulk of our employees are in countries that have much lower prevailing wages than the United States.
Mr. Duda’s annual total compensation, as reported in the Summary Compensation Table, was $13,331,554. Mr. Duda’s total compensation included $10,605,000 of value attributable to the restricted stock units awarded under our new five-year long-term incentive program (“2021 LTI Program”). As discussed above in “Compensation Discussion and Analysis – Components of Fiscal 2021 Compensation – 2021 LTI Program,” the Compensation Committee generally targeted the 2021 LTI Program equity awards within the median range of competitive practice, as annualized over the five-year program period. Consistent with our prior five-year programs, the Compensation Committee intends the awards under the 2021 LTI Program to be the only equity-based awards made to our CEO during this five-year period.
The pay ratio between our CEO and median employee is 1,770 to 1, which is higher than previous years largely as a result of the award cycle under our 2021 LTI Program and prior five-year program where equity awards are granted to the CEO once every five years. The pay ratio between our CEO and median employee was 162 to 1, 131 to 1 and 148 to 1 in fiscal 2018, 2019 and 2020, respectively.
The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

OTHER INFORMATION
Delinquent Section 16(a) Reports
Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2021, all such reports were timely filed, except that, due to administrative oversight, transactions in a broker dividend reinvestment plan were reported in two late Form 4s for Timothy Glandon, our Vice President. As reported in the Form 4s, the transactions consisted of forty transactions involving the acquisition of 1,134 shares of our common stock in the aggregate. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.
Availability of Annual Report
Methode is providing its 2021 Annual Report on Form 10-K to stockholders who receive this proxy statement. Methode will provide copies of these materials to brokers, dealers, banks, voting trustees and their nominees for the benefit of the beneficial owners of record. Additional copies of this proxy statement and the 2021 Annual Report on Form 10-K are available, without charge, upon written request to Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting the Investors page of our website at www.methode.com.
Stockholder Proposals and Director Nominations
If you wish to submit a stockholder proposal for inclusion in our proxy materials for our 2022 Annual Meeting, our Corporate Secretary must receive your proposal no later than March 29, 2022. Your proposal must be in writing and must comply with the proxy rules of the SEC.
Our advance notice by-law provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2022 Annual Meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 15, 2022 (the first anniversary of the preceding year’s Annual Meeting). If the date of our 2022 Annual Meeting is more than 30 days before or more than 60 days after September 15, 2022, stockholder proposals must be delivered no earlier than the 90th day prior to such date and not later than the later of the 60th day prior to such date or the 10th day following our public announcement of the date for such Annual Meeting. Any stockholder proposal must be, under law, an appropriate subject for stockholder action to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2022 Annual Meeting, the stockholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Stockholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.
Other Matters
Neither our Board of Directors nor management knows of any other business that will be presented at the Annual Meeting. Should any other business properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Walter J. Aspatore Chairman
Chicago, Illinois
July 27, 2021

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MEI2021**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D56829-P59096 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Walter J. Aspatore	☐	☐	☐
1b. David P. Blom	☐	☐	☐
1c. Therese M. Bobek	☐	☐	☐
1d. Brian J. Cadwallader	☐	☐	☐
1e. Bruce K. Crowther	☐	☐	☐
1f. Darren M. Dawson	☐	☐	☐
1g. Donald W. Duda	☐	☐	☐
1h. Janie Goddard	☐	☐	☐
1i. Mary A. Lindsey	☐	☐	☐
1j. Angelo V. Pantaleo	☐	☐	☐
1k. Mark D. Schwabero	☐	☐	☐
1l. Lawrence B. Skatoff	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D56830-P59096

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Stockholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Ronald L. G. Tsoumas, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/MEI2021 on Wednesday, September 15, 2021 at 11:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side